Exhibit 23        Consent of Independent Auditors

                         Consent of Independent Auditors


We consent to the incorporation by reference in the Registration  Statements on:
i) Form S-3 (No.'s  333-46633  and  333-57153),  ii) Form S-4 333-72499 and iii)
Form S-8 (listed below) of our report dated September 25, 1998 (except for the second paragraph of Note 19, as to which the date is February 15, 1999 and the third paragraph of Note 19, as to which the date is April 15, 1999), with respect to the supplemental consolidated financial statements of America Online, Inc., included in its Current Report on Form 8-K/A expected to be filed on April 20, 1999, with the Securities and Exchange Commission.



1)  No. 33-46607         9)  No. 33-94000      17)  No. 333-46635
2)  No. 33-48447        10)  No. 33-94004      18)  No. 333-46637
3)  No. 33-78066        11)  No. 333-00416     19)  No. 333-57143
4)  No. 33-86392        12)  No. 333-02460     20)  No. 333-60623
5)  No. 33-86394        13)  No. 333-07163     21)  No. 333-60625
6)  No. 33-86396        14)  No. 333-07559     22)  No. 333-68605
7)  No. 33-90174        15)  No. 333-07603     23)  No. 333-68631
8)  No. 33-91050        16)  No. 333-22027     24)  No. 333-68599


25)  333-74521          33)  333-74537
26)  333-74523          34)  333-74539
27)  333-74525          35)  333-75451
28)  333-74527          36)  333-74543
29)  333-74529
30)  333-74531
31)  333-74533
32)  333-74535


                                                     /s/ ERNST & YOUNG LLP

Vienna, Virginia
April 15, 1999